Exhibit 99.1

Mr. Jones:

I respectfully tender this, my resignation from the Board of Directors of Imperial Petroleum, effective immediately. The numerous emails and telephone discussions during the short time I was appointed to the board have brought me to the conclusion that the commitment of my personal time required to be a productive and responsible member of the Board far exceeds what I had expected. The issues facing the company are critical and will require a substantial commitment of time and energy going forward. In fairness to my family and job, I cannot continue to serve as a director.

Sincerely,

/s/ Robert Willmann

Robert Willmann

2-9-2012